The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 5, 2014

Citigroup Inc.	June , 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG0156 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017
Overview
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the STOXX® Europe 600 Index (the “underlying index”) from the initial index level to the final index level.

▪
The securities offer leveraged exposure to the potential appreciation of the underlying index and a contingent buffer against a limited range of potential depreciation of the underlying index as described below. In exchange, investors in the securities must be willing to forgo any dividends that may be paid on the stocks that constitute the underlying index.  In addition, investors in the securities must be willing to accept full downside exposure to the underlying index, with no buffer, if the underlying index depreciates by more than 25.00%. If the underlying index depreciates by more than 25.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level.   There is no minimum payment at maturity.

▪
In order to obtain the modified exposure to the underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Underlying index:	The STOXX® Europe 600 Index (symbol: "SXXP")
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	June , 2014 (expected to be June 25, 2014)
Issue date:	June , 2014 (three business days after the pricing date)
Valuation date:	December , 2017 (expected to be December 22, 2017), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	December , 2017 (expected to be December 28, 2017)
Payment at maturity:
For each $1,000 stated principal amount security you hold at maturity:
▪   If the final index level is greater than or equal to the initial index level:
      $1,000 + the leveraged return amount
▪   If the final index level is less than the initial index level but greater than or equal to the barrier level:
      $1,000
▪   If the final index level is less than the barrier level:
      $1,000 × the index performance factor
If the final index level is less than the barrier level, your payment at maturity will be less, and possibly significantly less, than $750.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Index performance factor:	The final index level divided by the initial index level
Index percent increase:	The final index level minus the initial index level, divided by the initial index level
Leveraged return amount:	$1,000 × index percent increase × leverage factor
Leverage factor:	The leverage factor will be determined on the pricing date and will not be less than 133.00%
Barrier level:	, 75.00% of the initial index level
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	1730T0S34 / US1730T0S344
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(2)
Per security:	$1,000.00	$27.50	$972.50
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $925.00 and $955.00 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI's proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See "Valuation of the Securities" in this pricing supplement.
(2) The underwriting fee is variable but will not exceed $27.50 per security. The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting fee.  For more information on the distribution of the securities, see "Supplemental Plan of Distribution" in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See "Use of Proceeds and Hedging" in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this preliminary pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013     Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections "Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date" and "—Discontinuance or Material Modification of an Underlying Index," and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Multiple Exchange Index.  The underlying index is a multiple exchange index for purposes of the section “Description of the Securities—Certain Alternative Definitions for Multiple Exchange Indices” in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level. The diagram and examples below are based on a hypothetical leverage factor of 133%.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Your actual payment at maturity per security will depend on the actual leverage factor, which will be determined on the pricing date, the actual initial index level, the actual barrier level and the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.  The examples are based on a hypothetical initial index level of 345.08 and a hypothetical barrier level of 258.81.

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Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

Example 1—Upside Scenario. The hypothetical final index level is 362.33 (a 5.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $1,000 + the hypothetical leveraged return amount

= $1,000 + ($1,000 × the index percent increase × the hypothetical leverage factor)

= $1,000 + ($1,000 × 5.00% × 133.00%)

= $1,000 + $66.50

= $1,066.50

Because the underlying index appreciated from its hypothetical initial index level to its hypothetical final index level, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the hypothetical leveraged return amount, or $1,066.50 per security.

Example 2—Par Scenario. The hypothetical final index level is 327.83 (a 5.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level but greater than the hypothetical barrier level.

Payment at maturity per security = $1,000

Because the hypothetical final index level did not decrease from the hypothetical initial index level by more than 25.00%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 3—Downside Scenario. The hypothetical final index level is 103.52 (a 70.00% decrease from the hypothetical initial index level), which is less than the hypothetical barrier level.

Payment at maturity per security = $1,000 × the index performance factor

= $1,000 × 30.00%

= $300.00

Because the hypothetical final index level decreased from the hypothetical initial index level by more than 25.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying index, with no buffer.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If the final index level is less than the barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪
The barrier feature of the securities exposes you to particular risks. If the final index level is less than the barrier level, the contingent buffer against a limited range of potential depreciation of the underlying index offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the underlying index depreciates by more than 25.00% from the initial index level to the final index level. As a result, you may lose your entire investment in the securities.

▪
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. As of June 3, 2014, the average dividend yield of the underlying index was

June 2014	PS-3

Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

approximately 3.54% per year. While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 12.39% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪
Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this preliminary pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this preliminary pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this preliminary pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this preliminary pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this preliminary pricing supplement, any value of the securities determined for purposes of a secondary market

June 2014	PS-4

Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, the exchange rate and the volatility of the exchange rate between the euro and each of the currencies in which the stocks, other than those that trade in the euro, that constitute the underlying index trade, the correlation between those exchange rates and the level of the underlying index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this preliminary pricing supplement.

▪
The underlying index is subject to risks associated with the European economy. The companies whose stocks constitute the underlying index are leading companies throughout Europe.  A number of European countries are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions.  European countries that are not currently experiencing a financial crisis may do so in the future as a result of developments in other European countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the underlying index, are impossible to predict. This uncertainty may contribute to significant volatility in the underlying index, and adverse developments affecting Europe may affect the underlying index in a way that adversely affects the value of and return on the securities.  Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

▪
Fluctuations in exchange rates will affect the level of the underlying index. Because the underlying index is quoted in euro and some of the stocks that constitute the underlying index are quoted in other currencies, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade.  If the euro generally strengthens against the currencies in which those stocks trade, the level of the underlying will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region.  An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the euro, the relative weight of each currency and the relative weight of each component stock that is quoted in a non-euro currency within the underlying index.  Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the Eurozone.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the Eurozone and other countries important to international trade and finance.

▪
Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪
The level of the underlying index may be adversely affected by our or our affiliates' hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a

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Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to the underlying index may affect the value of your securities. STOXX Limited (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this preliminary pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Underlying Index

The STOXX® Europe 600 Index (the “underlying index”) is a price return index denominated in euro and is calculated, maintained and published by STOXX Limited (the “underlying index publisher”). Citigroup Inc. (“Citigroup”) has derived all information contained in this pricing supplement regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Citigroup has not independently verified such information.  Such information reflects the policies of, and is subject to change by, the underlying index publisher.  The underlying index publisher has no obligation to continue to publish, and may discontinue publication of, the underlying index.

The underlying index is reported by Bloomberg L.P. under the ticker symbol “SXXP.”

The underlying index was created by the underlying index publisher, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the underlying index began on June 15, 1998, based on an initial underlying index level of 100 on December 31, 1991. The underlying index is published in The Wall Street Journal and disseminated on the underlying index publisher’s website.

On March 1, 2010, the underlying index publisher announced the removal of the “Dow Jones” prefix from all of its indices, including the underlying index.

Historical Information

The closing level of the underlying index on June 3, 2014 was 343.48.

The graph below shows the closing levels of the underlying index for each day such level was available from January 2, 2009 to June 3, 2014. We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the underlying index as an indication of future performance.

June 2014	PS-6

Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

Underlying Index Composition and Maintenance

The underlying index contains 600 stocks traded on the major exchanges of 18 European countries from a list of eligible stocks (the “selection list”). The 18 countries are: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The selection list includes only the most liquid stock of each company and only stocks with a minimum liquidity of greater than one million euro measured over a 3-month average daily trading volume and each stock is ranked in terms of free-float market capitalization.  From this selection list, the largest 550 stocks are included in the underlying index and the remaining 50 stocks are selected from the largest stocks remaining on the selection list that are ranked between 551 and 750. If the number of stocks selected is still less than 600, the largest remaining stocks are selected until the underlying index includes a total of 600 component stocks. The underlying index is weighted by free float market capitalization.

The composition of the underlying index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the last quarterly index review. The component stocks are announced on the fourth Tuesday prior to the quarterly index review. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day. The composition of the underlying index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion. A current list of the issuers that comprise the underlying index is available on the underlying index publisher’s website: http://www.stoxx.com. Information contained on the underlying index publisher’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  We make no representation or warranty as to the accuracy or completeness of information contained on the underlying index publisher’s website.

The free float factors for each component stock used to calculate the underlying index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. In addition, the weight of any component stock shall not exceed 20% of the underlying index’s free float market capitalization.

The underlying index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the underlying index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Underlying Index Calculation

The underlying index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the underlying index value can be expressed as follows:

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Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

underlying index =	free float market capitalization of the underlying index	× 1,000
adjusted base date market capitalization of the underlying index

The “free float market capitalization of the underlying index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the underlying index is being calculated.

The underlying index is also subject to a divisor, which is adjusted to maintain the continuity of underlying index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price × A/B New number of shares = old number of shares × B/A Divisor: no change
(2) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares ×(A + B)/ A
Divisor: increases

(3) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: decreases	(4) Stock dividend of another company: Adjusted price = (closing price × A - price of other company × B) / A Divisor: decreases
(5) Return of capital and share consideration:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: no change

(6) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) - (tender price × number of tendered shares)) / (old number of shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price = (closing price × A - price of spun-off shares × B) / A Divisor: decreases
(8) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other): Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))
- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price ×
           C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C)

June 2014	PS-9

Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A Divisor: increases	× (1 + B / A)) / A Divisor: increases
- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

License Agreement with the Underlying Index Publisher

The underlying index publisher and its licensors and Citigroup Global Markets Inc. (“CGMI”) have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the underlying index, which is owned and published by the underlying index publisher, in connection with certain financial instruments, including the securities.

The securities are not sponsored, endorsed, sold or promoted by the underlying index publisher or its licensors. The underlying index publisher and its licensors have no relationship to CGMI or its affiliates, other than the licensing of the underlying index and the related trademarks for use in connection with the securities. The underlying index publisher and its licensors make no recommendation that any person invest in the securities or any other securities. The underlying index publisher and its licensors have no responsibility or liability for or make any decisions about the timing, amount or pricing of the securities. The underlying index publisher and its licensors do not consider the needs of Citigroup Inc. or its affiliates or the holders of the securities in determining, composing or calculating the underlying index or have any obligation to do so. The underlying index publisher and its licensors have no responsibility or liability for the administration, management or marketing of the securities.

The underlying index publisher and its licensors will not have any liability in connection with the securities. Specifically,

•
the underlying index publisher and its licensors do not make any warranty, express or implied and disclaim any and all warranty about (i) the results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the underlying index and the data included in the underlying index; (ii) the accuracy or completeness of the underlying index and its data; or (iii) the merchantability and the fitness for a particular purpose or use of the underlying index and its data;

•	the underlying index publisher and its licensors will have no liability for any errors, omissions or interruptions in the underlying index or its data; and

•
under no circumstances will the underlying index publisher or its licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the underlying index publisher or its licensors knows that they might occur.

The licensing agreement between CGMI and the underlying index publisher is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this preliminary pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

June 2014	PS-10

Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $27.50 for each $1,000.00 security sold in this offering. The actual underwriting fee will be equal to $27.50 for each security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $27.50 for each security they sell to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this preliminary pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this preliminary pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects terms of the securities that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

June 2014	PS-11

Citigroup Inc.
Accelerated Return Notes Based on the STOXX® Europe 600 Index Due December , 2017

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2014 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2014	PS-12